Exhibit 99.1

APEI Appoints Michael D. Braner of 325 Capital LLC to its Board of Directors

CHARLES TOWN, WV (March 20, 2023) – American Public Education, Inc. (Nasdaq: APEI) today announced it has appointed Michael D. Braner, a Managing Partner of 325 Capital LLC (“325 Capital”), to APEI’s Board of Directors, effective March 28, 2023.

“We are excited to welcome a seasoned investor and existing shareholder, Michael Braner, to APEI’s Board of Directors,” said Ric Andersen, Chairman of APEI’s Board of Directors. “His experience partnering with management teams and boards to further unlock long-term value aligns well with APEI’s objectives.”

Angela Selden, President and Chief Executive Officer of APEI, said “The APEI management team is very pleased to continue to collaborate with Michael and the 325 team in this new capacity. Their enthusiasm for and familiarity with the value levers of our business will contribute greatly to our future success.”

Mr. Braner said, “I am excited to join the APEI Board and look forward to working together with Angie and her team, as well as the rest of the Board, to enhance shareholder value.”

325 Capital and certain other persons and entities together own approximately 4.9% of APEI’s outstanding common stock. In connection with the appointment of Mr. Braner, APEI entered into a Cooperation Agreement between APEI and 325 Capital containing customary provisions, including a standstill arrangement.

About Michael D. Braner

Mr. Braner is currently the Managing Partner and Chief Compliance Officer of 325 Capital and has served in those roles since 2018. Mr. Braner previously served as a Partner at Sagard Capital Partners, L.P. from 2005 to 2016. Prior to Sagard Capital, from 1992 to 2003, Michael was at Bain & Company, supporting clients in Bain’s Chicago, Hong Kong, Sao Paulo, Mexico City, Dallas, Boston, and Los Angeles offices, providing strategic direction to such clients.

About 325 Capital LLC

325 Capital is a long-term, significant, minority owner of high-quality, small, public companies. 325 Capital strives to constructively partner with management teams and boards that are committed to driving long-term, fundamental value. As lead shareholders, 325 Capital supports its portfolio by working from deeply researched facts, acting as discrete advisors or constructive board members, providing access to a network of relationships, and providing direct growth capital. The team at 325 Capital has worked together for over 20 years developing this approach, strategy, and process and values facts, transparency, alignment, and partnership.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,900 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 14,300 students across its 22 campuses in six states and online. It also has schools of Business, Technology, Design, Early Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 2,700 total students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance and Veterans Administration student enrollment data, as reported by Military Times, 2020.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

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